Exhibit 10.4

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 7th day of September, 2007, between STERIS Corporation, an Ohio corporation (“STERIS”), and Walter M. Rosebrough, Jr. (“Executive”).

STERIS is entering into this Agreement in recognition of the importance of Executive’s services to the continuity of management of STERIS and based upon its determination that it will be in the best interests of STERIS to encourage Executive’s continued attention and dedication to Executive’s duties in the potentially disruptive circumstances of a possible Change of Control of STERIS. (As used in this Agreement, the term “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 7, at the end of this Agreement.)

STERIS and Executive agree, effective as of the date first set forth above (the “Effective Date”), as follows:

1. Basic Severance Benefits. The benefits described in the subsections of this Section 1 are subject to the limitations set forth in Subsections 4.1 (regarding withholding) and 4.2 (requiring the execution of a waiver and release by Executive).

1.1 Lump Sum Severance Benefit if Employment is Terminated in Certain Circumstances Within Two Years of a Change of Control. If, within two years following the occurrence of a Change of Control, Executive’s employment with STERIS is terminated by STERIS for any reason other than Cause, Disability, or death or by Executive after a Reduction of Compensation or a Mandatory Relocation has occurred, STERIS shall pay to Executive, within 60 days after the Termination Date, a lump sum severance benefit equal to three times the sum of

(a) one year’s Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control), plus

(b) Executive’s Average Annual Incentive Compensation.

1.2 Lump Sum Severance Benefit if Employment is Terminated by Executive During a Window Period following Good Faith Determination by Executive. Except as provided in the last sentence of this Subsection 1.2, if Executive’s employment with STERIS is terminated by Executive during a Window Period and after Executive has determined in good faith:

(a) that Executive’s position, responsibilities, duties, or status as an executive of STERIS have been at any time after the Change of Control materially changed from those in effect before the Change of Control,

(b) that Executive’s reporting relationships with superior executive officers have been materially changed from those in effect before the Change of Control, or

(c) that Executive’s career prospects have been in any way diminished as a result of the Change of Control,

STERIS shall pay to Executive, within 60 days after the Termination Date, a lump sum severance benefit equal to two times the sum of

(x) one year’s Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control), plus

(y) Executive’s Average Annual Incentive Compensation.

This Subsection 1.2 shall not apply if, at the Termination Date, (i) there has been either any Reduction of Base Salary or any Mandatory Relocation (in which event Subsection 1.1 would apply to the termination) or

(ii) STERIS has Cause to terminate Executive’s employment (in which case no lump sum severance benefit would be payable under either of Subsections 1.1 or 1.2).

1.3 Accrued Base Salary and Vacation Pay. If Executive becomes entitled to payment of a lump sum severance benefit under either of Subsections 1.1 or 1.2 above, STERIS shall, within 10 days after the Termination Date, pay to Executive (a) all Base Salary accrued through the Termination Date but not previously paid and (b) a cash payment equal to the value of any vacation time accrued through the Termination Date but not used by Executive (valued at a rate equal to Executive’s Base Salary at the highest rate in effect at any time during the one year period ending on the date of the Change of Control).

1.4 Special Prior Year SEMICP Payments. If Executive becomes entitled to payment of a lump sum severance benefit under either of Subsections 1.1 or 1.2 above and the Termination Date occurs on the last day of or after the end of a Fiscal Year but before STERIS makes final SEMICP payments with respect to that Fiscal Year, STERIS shall pay to Executive, at the regularly scheduled time for such final SEMICP payments (the “Regular Payment Date”), but in any event not later than 60 days after the end of the Fiscal Year, as incentive compensation, the same amount or amounts that STERIS would have paid to Executive as incentive compensation with respect to that Fiscal Year at the Regular Payment Date if Executive’s employment had continued through the Regular Payment Date. This Subsection 1.4 is intended to override any provision of the SEMICP that would otherwise cause Executive to forfeit any incentive compensation with respect to any Fiscal Year that ends on or before the Termination Date because Executive does not remain in the employ of STERIS through the Regular Payment Date with respect to that Fiscal Year.

1.5 Special Pro-Rata SEMICP Payment. If Executive becomes entitled to payment of a lump sum severance benefit under either of Subsections 1.1 or 1.2 above and the Termination Date occurs on other than the last day of a Fiscal Year, in addition to the payment, if any, provided for in Subsection 1.4 above, STERIS shall, within 60 days after the end of the calendar quarter in which the Termination Date occurs, pay to Executive, as additional incentive compensation for the period from the first day of the Fiscal Year in which the Termination Date occurs through the Termination Date (the “Pre-Termination Part Year”), an amount equal to the excess of:

(a) the product of the fraction specified in the last sentence of this Subsection 1.5 and the higher of (i) Executive’s Target Annual Incentive Compensation and (ii) the dollar amount of the cumulative award that would have been payable to Executive under the SEMICP for that entire Fiscal Year had the level of relevant performance through the end of the Fiscal Year equaled the level of relevant performance through the last calendar quarter, if any, in that Fiscal Year that ended before the Termination Date, over

(b) the amount of incentive compensation previously paid to Executive with respect to that Fiscal Year.

The fraction to be used in calculating the amount to be paid under this Subsection 1.5 shall have a numerator equal to the number of days in the Pre-Termination Part Year and a denominator of 365.

1.6 Continued Health, Dental, and Life Insurance Coverage. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.1 above, STERIS shall, during the period from the Termination Date through the third anniversary of the Termination Date, provide Executive with (a) health and dental coverage that is being provided to STERIS executives as of the Termination Date, as such coverage may be changed from time to time, and (b) the same life insurance coverage was being provided to Executive immediately before the Change of Control. If Executive becomes entitled to payment of a lump sum severance benefit under Subsection 1.2 above, STERIS shall, during the period from the Termination Date through the second anniversary of the Termination Date, provide Executive with (c) health and dental coverage that is being provided to STERIS executives as of the Termination Date, as such coverage may be changed from time to time, and (d) the same life insurance coverage that was being provided to Executive immediately before the Change of Control. Coverage and benefits to be provided under this Subsection 1.6 shall be provided to Executive (e) at the cost that would be charged to former employees under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), in the case of health and dental coverage, and (f) at the same cost, if any, to Executive as it was provided to Executive immediately before the Change of Control, in the case of life insurance coverage.

1.7 Notwithstanding the foregoing provisions of this Section 1, if any payment required by Section 1.1, 1.2 or 1.3 would constitute a “deferral of compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then to the extent necessary to comply with Section 409A, such payment shall not be made until the first day of the seventh month after Executive’s “separation from service,” as such phrase is defined for purposes of Section 409A.

2. Other Benefits.

2.1 Reimbursement of Certain Expenses After a Change of Control.

(a) From and after a Change of Control, STERIS shall reimburse, as incurred, all expenses of Executive, including the reasonable fees of counsel engaged by Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.

(b) From and after a Change of Control, STERIS shall reimburse, as incurred, all expenses of Executive, including the reasonable fees of counsel engaged by Executive, of prosecuting any action to compel STERIS to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay STERIS for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Executive had no reasonable grounds for bringing that action (which determination need not be made simply because Executive fails to succeed in the action).

(c) From and after a Change of Control, expenses (including attorney’s fees) incurred by Executive in defending any action, suit, or proceeding commenced or threatened (whether before or after the Change of Control) against Executive for any action or failure to act as an employee, officer, or director of STERIS or any Subsidiary shall be paid by STERIS, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which Executive agrees to reasonably cooperate with STERIS or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (i) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that Executive’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or a Subsidiary or undertaken with reckless disregard for the best interests of STERIS or a Subsidiary, or (ii) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that Executive is not entitled to be indemnified.

(d) Any reimbursement under Section 2.1(a) or 2.1(b) shall be for expenses incurred by Executive during his lifetime and such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which Executive incurs the expense. In no event will the amount of expenses so reimbursed by STERIS in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event will STERIS reimburse any expense under Section 2.1(a) or 2.1(b) any earlier than the first day of the seventh month following Executive’s Termination Date.

2.2 Indemnification. From and after a Change of Control, STERIS shall indemnify Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was a director, officer, or employee of STERIS or any Subsidiary, or is or was serving at the request of STERIS or any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Subsection 2.2 shall not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of STERIS or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Executive.

2.3 Disability. If, after a Change of Control and prior to the Termination Date, Executive is unable to perform services for STERIS for any period by reason of disability, STERIS will pay and provide to Executive all compensation, health and dental coverage and life insurance coverage to which Executive would have been entitled had Executive continued to be actively employed by STERIS through the earliest of the following dates: (a) the first date on which Executive is no longer so disabled to such an extent that Executive is unable to perform services for STERIS, (b) the date on which Executive becomes eligible for payment of long term disability benefits under a long term disability plan generally applicable to executives of STERIS, (c) the date on which STERIS has paid and provided 24 months of compensation and benefits to Executive during Executive’s disability, or (d) the date of Executive’s death. Executive shall pay the same cost for health and dental coverage and life insurance coverage under this Section 2.3 as is required under Section 1.6. For purposes of this Section 2.3, Executive will be considered to be unable to perform services for STERIS by reason of disability only if (a) Executive is unable to engage in any substantial gainful activity by reason of medical or mental impairment that can be expected to result in death or last for at least 12 months, or (b) Executive is, by reason of medical or mental impairment that can be expected to result in death or last for at least 12 months, receiving payments under a long term disability plan sponsored by STERIS for a period of not less than three months.

2.4 Gross-Up of Payments Deemed to be Excess Parachute Payments.

(a) STERIS and Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by STERIS to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by Executive upon exercise of an option granted by STERIS to acquire Common Shares issued by STERIS) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by STERIS for federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If Executive’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Subsection 2.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to STERIS and to Executive within 30 days after the Termination Date or such earlier time as is requested by STERIS. STERIS and Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. STERIS shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Subsection 2.4.

(b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), STERIS shall make additional cash payments to Executive, in such amounts as are necessary to put Executive in the same position, after Executive’s payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

(c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, STERIS shall make further additional cash payments to Executive in such amounts as are necessary to put Executive in the same position, after Executive’s payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

(d) If STERIS desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Executive shall, upon receipt from STERIS of an unconditional written undertaking to indemnify and hold Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with STERIS in that contest at STERIS’s sole expense. Nothing in this Paragraph (d) shall require Executive to incur any expense other than expenses with respect to which STERIS has paid to Executive sufficient sums so that after the payment of the expense by Executive and taking into account the payment by STERIS with respect to that expense and any and all taxes that may be imposed upon Executive as a result of Executive’s receipt of that payment, the net effect is no cost to Executive. Nothing in this Paragraph (d) shall require Executive to extend the statute of limitations with respect to any item or issue in Executive’s tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Executive shall promptly pay to STERIS such amount as will leave Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.

(e) Notwithstanding any other provision of this Section 2.4 to the contrary, all taxes described in this Section 2.4 shall be paid or reimbursed no earlier than the first day of the seventh month following the Termination Date and no later than the end of the year following the year in which the applicable taxes are remitted. Any expenses, including interest and penalties assessed on the taxes described in this Section 2.4, incurred by the Executive shall be reimbursed promptly after the Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be earlier than the first day of the seventh month following the Termination Date and no later than the end of the year following the year in which the Executive incurs the expense. Any expense reimbursed by STERIS in one taxable year in no event will affect the amount of expenses required to be reimbursed by STERIS in any other taxable year

3. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. STERIS’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that STERIS or any of its Subsidiaries may have against Executive. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as provided in the last sentence of this Section 3, neither the amount of any payment provided for under this Agreement nor Executive’s right to any other benefit under this Agreement shall be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the termination of Executive’s employment. Neither the provisions of this Agreement, nor the execution of the waiver and release referred to in Subsection 4.2 below, nor the making of any payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights, under any incentive compensation plan, stock option plan, retirement plan, disability or insurance plan, or other similar contract, plan, or arrangement of STERIS, except that the payment of a pro-rata incentive compensation benefit under Subsection 1.5 shall satisfy, to the extent of that payment, any obligation STERIS might have to Executive for payments under the SEMICP for the year in which the Termination Date occurs. STERIS’s obligation to provide continuing health, dental, and/or life insurance coverage and benefits, as the case may be, shall be discontinued before the time otherwise specified in Subsection 1.6 if, as, and when Executive becomes eligible to receive roughly comparable health, dental, and/or life insurance coverage and benefits, as the case may be, from a subsequent employer.

4. Certain Limitations on Benefits.

4.1 Taxes; Withholding of Taxes. Without limiting either the right of STERIS to withhold taxes pursuant to this Subsection 4.1 or the obligation of STERIS to make gross-up payments pursuant to Subsection 2.4, Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. STERIS may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as STERIS shall determine to be required pursuant to any law or government regulation or ruling.

4.2 Waiver and Release. STERIS shall not be obligated to pay any amounts otherwise due under Section 1 of this Agreement unless, on or before the sixtieth (60th) day following Executive’s termination of employment (a) Executive executes a waiver and release in the form attached to this Agreement as Exhibit A, with blanks appropriately filled and, in the case of clause (e) contained therein, completed with the number of days that STERIS determines is required under applicable law, but in no event more than 45 days, and (b) the waiting periods, if any, before and after execution of the waiver and release by Executive as are required by law, have expired, provided that STERIS delivers to Executive such a waiver and release, appropriately completed, within seven days of the Termination Date.

5. Term of this Agreement. This Agreement shall be effective as of the Effective Date and shall thereafter apply to any Change of Control occurring on or before March 31, 2008. Unless this Agreement is terminated earlier pursuant to Subsection 5.1, on March 31, 2008 and on March 31 of each succeeding year thereafter (a “Renewal Date”), the term of this Agreement shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.

5.1 Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate and cease to be of any further effect on the first date occurring before a Change of Control on which Executive is no longer employed by STERIS, except that, for purposes of this Agreement, any termination of employment of Executive that is effected both (a) during the one year period ending on the date of a Change of Control and (b) in contemplation of a Change of Control shall be deemed to be a termination of Executive’s employment as of immediately after that Change of Control becomes irrevocable (as provided in Subsection 7.4) and Executive shall be entitled to payments and benefits under this Agreement as if Executive’s employment had continued through the day after the Change of Control became irrevocable and had then been terminated.

5.2 Amendment or Termination of Agreement Upon Demotion Before a Change of Control. STERIS has entered into agreements that are similar to this Agreement (which provide for different levels of benefits) with a number of other STERIS executives. Except as otherwise provided in the last sentence of this Section 5.2, if the Board of Directors of STERIS (the “Board”) notifies Executive before the occurrence of a Change of Control that Executive has been demoted to a lower position within STERIS and that, by reason of that demotion, Executive is no longer entitled to the level of protection intended to be provided by this Agreement, this Agreement shall be amended or terminated, as the Board may specify in its notice to Executive. If the Board notifies Executive that this Agreement is to be amended, the following amendments shall be deemed made effective as of the date of the notice to Executive:

(a) The phrase “a lump sum severance benefit equal to two times the sum of” shall be substituted for the phrase “a lump sum severance benefit equal to three times the sum of” where the latter phrase appears in Section 1.1;

(b) The phrase “a lump sum severance benefit equal to the sum of” shall be substituted for the phrase “a lump sum severance benefit equal to two times the sum of” where the latter phrase appears in Section 1.2;

(c) The phrase “through the second anniversary of the Termination Date” shall be substituted for the phrase “through the third anniversary of the Termination Date” where the latter phrase appears in Section 1.6; and

(d) The phrase “through the first anniversary of the Termination Date” shall be substituted for the phrase “through the second anniversary of the Termination Date” where the latter phrase appears in Section 1.6.

If the Board notifies Executive that this Agreement is to be terminated, the termination shall be effective as of the date of the notice to Executive. Notwithstanding the foregoing provisions of this Section 5.2, for purposes of this Agreement, any such demotion of Executive that is effected both (x) during the one year period ending on the date of a Change of Control and (y) in contemplation of a Change of Control shall be disregarded and Executive shall be entitled to payments and benefits under this Agreement after the Change of Control to the same extent, if any, and on the same terms as if Executive had not been demoted and no such notice of amendment or termination of this Agreement had been given.

5.3 No Termination of Agreement During Two Year Period Beginning on Date of a Change of Control. After a Change of Control, this Agreement may not be terminated. However, if Executive’s employment with STERIS continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement other than Subsections 2.1 and 2.2, that particular Change of Control shall thereafter be treated as if it never occurred.

6. Miscellaneous.

6.1 Successor to STERIS. STERIS shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation or other entity, unless such other corporation or other entity shall assume this Agreement in a signed writing and deliver a copy thereof to Executive. Upon such assumption the successor corporation or other entity shall become obligated to perform the obligations of STERIS under this Agreement and the term “STERIS” as used in this Agreement shall be deemed to refer to such successor corporation or other entity.

6.2 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person (to Executive in the case of notices to Executive and to the Secretary of STERIS in the case of notices to STERIS) or (b) on the date actually received when sent by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to STERIS, as follows:

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060

Attention: Secretary

and, in the case of notices to Executive, properly addressed to Executive at Executive’s most recent home address as shown on the records of STERIS, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.3 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of STERIS or Executive to have Executive continue as an officer of STERIS or to remain in the employment of STERIS.

6.4 Administration. STERIS shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of STERIS.

6.5 Source of Payments. All payments under this Agreement shall be made solely from the general assets of STERIS (or from a grantor trust, if any, established by STERIS for purposes of making payments under this Agreement and other similar agreements), and Executive shall have the rights of an unsecured general creditor of STERIS with respect thereto.

6.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

6.7 Modification, Waiver, Etc. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and STERIS. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

7. Definitions.

7.1 Accounting Firm. The term “Accounting Firm” means the independent auditors of STERIS for the Fiscal Year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, STERIS shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for STERIS or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

7.2 Base Salary. The term “Base Salary” means the salary payable to Executive from time to time before any reduction for voluntary contributions to any 401(k) plan or any other voluntary deferral. Base Salary does not include imputed income from any payment by STERIS of any non-cash benefits.

7.3 Cause. The employment of Executive by STERIS or any of its Subsidiaries shall have been terminated for “Cause” if the Executive’s employment is terminated and, prior to that termination of employment, any of the following has occurred:

(a) Executive shall have been convicted of a felony,

(b) Executive commits an act or series of acts of dishonesty in the course of Executive’s employment which are materially inimical to the best interests of STERIS, all as determined in good faith by the vote of three fourths of all of the members of the Board of Directors of STERIS (other than Executive, if Executive is a Director of STERIS),

(c) after being notified in writing by the Board of Directors of STERIS of the failure and having been given at least 30 days in which to cure the failure, Executive continues to unreasonably neglect Executive’s duties and responsibilities as an executive of STERIS,

(d) after being notified in writing by the Board of Directors of STERIS to cease any particular Competitive Activity, Executive intentionally continues to engage in that Competitive Activity while Executive remains in the employ of STERIS.

7.4 Change of Control. A “Change of Control” shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:

(a) Any person (other than STERIS, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares then outstanding;

(b) Any person (other than STERIS, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares then outstanding;

(c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares then outstanding;

(d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of STERIS, unless the election, or the nomination for election by STERIS’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

(e) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of STERIS with another corporation in which those persons who are shareholders of STERIS immediately before the merger or consolidation are to receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of STERIS, or (iii) the dissolution of STERIS;

(f) (i) STERIS is merged or consolidated with another corporation and those persons who were shareholders of STERIS immediately before the merger or consolidation receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of STERIS, or (iii) STERIS is dissolved; or

(g) Any person who proposes to make a “control share acquisition” of STERIS, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to STERIS.

Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

7.5 Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if Executive engages, directly or indirectly and whether as a director, officer, employee, agent, or independent contractor, in any business or business activity in which STERIS or any of its Subsidiaries engages (other than as a director, officer, or employee of STERIS or any of its Subsidiaries).

7.6 Disability. For purposes of this Agreement, Executive’s employment will have been terminated by STERIS by reason of “Disability” of Executive only if (a) as a result of bodily injury or sickness, Executive has been unable to perform Executive’s normal duties for STERIS for a period of 180 consecutive days, and (b) Executive begins to receive payments under a long term disability plan sponsored by STERIS not later than 30 days after the Termination Date.

7.7 Executive’s Average Annual Incentive Compensation. Subject to the last four sentences of this Subsection 7.7, the term “Executive’s Average Annual Incentive Compensation” means the highest of:

(a) the average of the dollar amounts of incentive compensation paid or payable to Executive under the SEMICP for each of the two Fiscal Years most recently ended before the first Change of Control occurring after execution of this Agreement,

(b) the average of the dollar amounts of incentive compensation paid or payable to Executive under the SEMICP for each of the two Fiscal Years most recently ended before the Termination Date, and

(c) the average dollar amount obtained by adding together (i) the amount of incentive compensation paid or payable to Executive under the SEMICP for the Fiscal Year most recently ended before the

Termination Date and (ii) Executive’s Target Annual Incentive Compensation and dividing the sum so obtained by two.

If Executive was not a participant in the SEMICP for any one or more of the Fiscal Years referred to in this Subsection 7.7, the reference to that year shall be ignored in determining the average under clause (a), (b), and/or (c) above, as the case may be, and the “average,” if any, determined under that clause shall be the dollar amount of incentive compensation paid or payable to Executive under the SEMICP for the other Fiscal Year referred to in that clause (or, in the case of clause (c), the dollar amount of Executive’s Target Annual Incentive Compensation). Thus, for example, if Executive was not a participant in the SEMICP for the second year preceding a Change of Control but was a participant in the SEMICP for the year immediately preceding a Change of Control, the average determined under clause (a) would be equal to the amount of incentive compensation paid or payable to Executive under the SEMICP for the single year immediately preceding the Change of Control. If Executive was a participant in the SEMICP for only a part of one or more Fiscal Years referred to in this Subsection 7.7, the dollar amount of incentive compensation paid or payable to Executive under the SEMICP for that year, for purposes of determining the averages referred to in clauses (a), (b), and/or (c), as the case may be, shall be annualized. Thus, for example, if Executive was a participant in the SEMICP for only three months of a particular Fiscal Year and was paid incentive compensation under the SEMICP for that period equal to $3X, the annualized amount of $12X would be used in determining the averages referred to in clauses (a), (b), and/or (c), as the case may be.

7.8 Executive’s Target Annual Incentive Compensation. The term “Executive’s Target Annual Incentive Compensation” means the higher of (a) the dollar amount that would have been payable to Executive under the SEMICP for the Fiscal Year in which the Termination Date occurs had all relevant levels of performance (whether corporate, personal, or other) been exactly at target levels and had Executive remained in the employ of STERIS through the date on which incentive compensation for that Fiscal Year was paid in full, or (b) the dollar amount that would have been payable to Executive under the SEMICP for the last Fiscal Year that ended before the occurrence of a Change of Control had all relevant levels of performance for that Fiscal Year been exactly at target levels.

7.9 Fiscal Year. The term “Fiscal Year” means STERIS’s fiscal year as in effect from time to time.

7.10 Mandatory Relocation. A “Mandatory Relocation” shall have occurred if, at any time after a Change of Control, Executive is notified that Executive’s principal place of employment for STERIS is to be relocated, without Executive’s written consent, more than 50 miles from where Executive’s principal place of employment was located immediately before the Change of Control.

7.11 SEMICP. The term “SEMICP” means STERIS’s Management Incentive Compensation Plan as in effect for STERIS’s Fiscal Year 2006 and any later year and any similar plan that may be implemented in place of the plan from time to time thereafter.

7.12 Reduction of Compensation. A “Reduction of Compensation” shall have occurred if either or both of the following occur at any time after a Change of Control:

(a) Executive’s Base Salary is reduced or

(b) either

(i) the SEMICP, and/or Executive’s level of participation in the SEMICP, is altered for any year in such a way as to reduce Executive’s opportunity to earn incentive compensation under the SEMICP for that year below the level of that opportunity as it existed immediately before the Change of Control, or

(ii) the amount of incentive compensation paid to Executive for any period after the Change of Control is below Executive’s Target Annual Incentive Compensation.

7.13 Subsidiary. A “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by STERIS.

7.14 Termination Date. The term “Termination Date” means the later of the date on which Executive’s employment with STERIS terminates or the date on which Executive is determined to have a “separation from service,” as such phrase is defined for purposes of Section 409A, with respect to STERIS.

7.15 Window Period. The term “Window Period” with respect to any particular Change of Control, means the three-month period beginning on the day after the first anniversary of the Change of Control. For example, if a Change of Control occurred on August 13, 2008, the Window Period with respect to that Change of Control would begin on August 14, 2009 and end on November 13, 2009. If at any time there has been more than one Change of Control, there shall be a separate Window Period with respect to each such Change of Control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STERIS Corporation

By:	/s/ John P. Wareham
John P. Wareham Chairman of the Board

“EXECUTIVE”

/s/ Walter M. Rosebrough, Jr.
Walter M. Rosebrough, Jr.

WAIVER AND RELEASE

DO NOT SIGN WITHOUT READING AND UNDERSTANDING

In consideration of the payments to be made to me following termination of my employment with STERIS Corporation pursuant to the agreement between STERIS Corporation and me dated September 7, 2007 (the “Change of Control Agreement”), which payments I acknowledge I am not entitled to receive without execution of this Waiver and Release, and which payments will not commence earlier than eight days after the execution of this Waiver and Release, I, Walter M. Rosebrough, Jr., for myself, my heirs, administrators, executors, and assigns, release and discharge STERIS, its affiliates, subsidiaries, divisions, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to throughout this Waiver and Release as “STERIS”) from any and all claims arising out of or relating to my employment with STERIS and my departure from my employment with STERIS based upon or related to any contention (i) that my employment terminated or ended because of any wrongful, unlawful, or improper reason or in violation or breach of any express or implied contract or agreement, or (ii) that STERIS engaged in any unlawful or discriminatory act, event, pattern, or practice involving age, religion, sex, national origin, ancestry, handicap, veteran status, race, or color, including without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any similar state law.

I warrant that no promise or inducement has been offered to me other than as set forth in the Change of Control Agreement, that I am relying on no other statement or representation by STERIS, and that I have not assigned any of my rights. I have read this Waiver and Release; I have had a full opportunity to consider it (including the opportunity to consult with an attorney of my choice); and I understand that by signing it I am giving up important rights, including any right to sue under federal, state, or local law. I also verify that my entering into this Waiver and Release is wholly voluntary.

I further warrant that:

(a) I understand that I am specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.;

(b) I understand that I am not hereby waiving any rights or claims that may arise after this Waiver and Release is executed by me;

(c) I understand that this Waiver and Release is being given by me in exchange for consideration that is more valuable to me than what I am entitled to without the Change of Control Agreement and the execution of this Waiver and Release;

(d) I have been advised in writing by STERIS that I should have, at my expense, an attorney of my choice review this Waiver and Release;

(e) I have been advised by STERIS that I may take up to [twenty-one (21) days OR forty-five (45) days AS STERIS MAY DETERMINE AND PROVIDE] from receipt of this Waiver and Release to determine whether to execute the same; and

(f) I have been advised by STERIS that this Waiver and Release may be revoked by me within seven (7) days following execution of this Waiver and Release whereupon this Waiver and Release shall be null and void.

IN WITNESS WHEREOF, I,                             , have hereby set my hand this          day of                 ,             .

Witnesses:

Acknowledgment of Receipt of Waiver and Release

I,                                         , do hereby acknowledge that on                                 , I received a copy of the Waiver and Release which is attached hereto, and I understand that I have [twenty-one (21) days OR forty-five (45) days AS STERIS MAY DETERMINE AND PROVIDE] from the date of receipt of the Waiver and Release to determine whether to execute it.

Witness:

Director of Human Resources

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060

Re: Waiver and Release

Dear Sir or Madam:

On                                         ,                 , I executed a Waiver and Release in favor of STERIS. More than seven (7) days have elapsed since I executed the Waiver and Release. I have at no time revoked my acceptance or execution of the Waiver and Release and, accordingly, I hereby request that STERIS commence making the payments due to me under my Change of Control Agreement.

Very truly yours,

*EXECUTIVE NAME*

*TITLE*